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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO._1_____________)*


                                 CBT Group PLC
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                                (NAME OF ISSUER)


                 Ordinary Shares and American Depositary Shares
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                         (TITLE OF CLASS OF SECURITIES)


                                     124853
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                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                               Page 1 of 6 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 124853                      13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ulster Bank Dublin Nominees Limited

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Ireland

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                          SOLE VOTING POWER
                     5
     NUMBER OF            335,000 Ordinary Shares;
                          500,000 American Depositary Shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             335,000 Ordinary Shares;
                          500,000 American Depositary Shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      335,000 Ordinary Shares; 500,000 American Depositary Shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%

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      TYPE OF REPORTING PERSON*
12
      BK

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                     *SEE INSTRUCTION BEFORE FILLING OUT
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                                                               PAGE 3 OF 6 PAGES


ITEM 1.
          (a)  Name of Issuer

               CBT Group PLC

          (b)  Address of Issuer's Principal Executive Offices

               1005 Hamilton Court
               Menlo Park, CA  94025

ITEM 2.
          (a)  Name of Person Filing

               Ulster Bank Dublin Nominees Limited

          (b)  Address of Principal Business Office or, if none, Residence

               32/33 College Green
               Dublin 2
               Ireland

          (c)  Citizenship

               Ireland

          (d)  Title of Class of Securities

               Ordinary Shares and American Depositary Shares

          (e)  CUSIP Number

               124853

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

          (a) [_] Broker or Dealer registered under Section 15 of the Act

          (b) [_] Bank as defined in section 3(a)(6) of the Act

          (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

          (d) [_] Investment Company registered under section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
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                                                               PAGE 4 OF 6 PAGES

CUSIP No. 124853
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          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

          (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

          This statement is not being filed pursuant to Rule 13d-1(b) or 13d-
2(b).

ITEM 4.  OWNERSHIP

          (a)  Amount Beneficially Owned

               335,000 Ordinary Shares; 500,000 American Depositary Shares

          (b)  Percent of Class

               6.1%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote  335,000 Ordinary
                                                               Shares; 500,000
                                                               American
                                                               Depositary Shares

               (ii) shared power to vote or to direct
                    the vote                                   0

               (iii) sole power to dispose or direct the
                     disposition of                            335,000 Ordinary
                                                               Shares; 500,000
                                                               American
                                                               Depositary Shares

               (iv)  shared power to dispose or direct
                     the disposition of                        0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [_].

Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Shares held for Standard Life Insurance Company

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable
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                                                               PAGE 5 OF 6 PAGES

CUSIP No. 124853
         -------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable
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                                                               PAGE 6 OF 6 PAGES

CUSIP No. 124853
         -------

ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 6, 1997
                              -------------------------------------------------
                                                    Date


                              /s/ DAVID A. TROST
                              -------------------------------------------------
                                                  Signature


                             David A. Trost, Director, Ulster Bank Nominees Ltd.
                              --------------------------------------------------
                                                  Name/Title